Exhibit 99.1

AITX Again Extends Commitment of No Reverse Stock Split

Company Continues to Demonstrate Continued Growth & Path to Operational Profitability

Detroit, Michigan, September 23, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK: AITX), a global leader in AI-driven security and productivity solutions, announces an extension of its commitment to not executing a reverse split before January 1, 2026, with two exceptions.

The filing commits the Company to extend by one year its current ‘no reverse split’ corporate amendment. The current amendment was scheduled to expire on January 1, 2025. The commitment now extends to at least January 1, 2026, with two exceptions: the Company uplists to NASDAQ or the NYSE, or our authorized shares are reversed at the same rate as our outstanding shares.

“While we have had no intention of conducting a reverse stock split until we uplist to a major exchange, I understand the stress put on retail investors bombarded with rumors of a reverse split despite my continued statements to the contrary. Our extending this time period by 1 year is about continuing the incredible relationship we have with our investing community,” said Steve Reinharz, CEO of AITX.

The Company encourages interested parties to watch the ‘AITX Weekly Video 9/21/2024’ that adds an additional explanation to recent SEC filings, specifically with the Company direction of working to ‘Go Big’.

“As we’ve noted, we can bring RAD Inc. to profitability should we choose to halt innovation and reduce the rate of growth. It’s the first step to total profitability. Furthermore, we believe RAD-R, home of RADCam™, can be fully profitable its first year. We’re on track to operational profitability, net of a few items this fiscal year.” Reinharz noted.

Alongside this, AITX has filed to increase its authorized share count to 15 billion common stock shares from its current authorized maximum of 12.5 billion. This 20% increase is expected to be released incrementally, over a period of time. Use of funds will continue to fund growth, R&D, and normal business operations.

AITX desires to continue and accelerate key projects and innovations that are expected to change the landscape of AI security, from groundbreaking residential solutions like RADCam to autonomous mobile robots like ROAMEO™ and RADDOG™. The strategic increase in shares is all about ensuring AITX has the resources to put the pedal to the metal - investing heavily in innovation, expanding marketing efforts, and grabbing market share while it’s ripe for the taking. Ultimately all of this is expected to add exponential shareholder value, as the company has shown by revenue growth over the past few years and continuing forward.

“Realizing how our vision is coming together is electrifying, and simply put, we must continue to invest,” added Reinharz. “Our development pipeline is loaded with projects that are not just pushing boundaries, they’re redefining the security and robotics industries. ROAMEO, RADDOG, RADCam, HOAP, and more are poised to revolutionize how companies and consumers approach security. But to do that, we need to continue moving at full throttle. This increased financial flexibility is critical to positioning us not just to compete in these spaces, but to lead them.”

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz